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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

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                              SCHEDULE 14D - 9
             SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO
          SECTION 14(D)(4) OF THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 2)

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                           THE TURNER CORPORATION
                         (NAME OF SUBJECT COMPANY)




                           THE TURNER CORPORATION
                    (NAME OF PERSON(S) FILING STATEMENT)




                  COMMON STOCK, PAR VALUE $1.00 PER SHARE
  SERIES C 8 1/2% CONVERTIBLE PREFERENCE STOCK, PAR VALUE $1.00 PER SHARE SERIES D 8 1/2% CONVERTIBLE PREFERENCE STOCK, PAR VALUE $1.00 PER SHARE
                       (TITLE OF CLASS OF SECURITIES)




                                 900273103
                   (CUSIP NUMBER OF CLASS OF SECURITIES)




                           ELLIS T. GRAVETTE, JR.
                           THE TURNER CORPORATION
                             375 HUDSON STREET
                          NEW YORK, NEW YORK 10014
                               (212) 229-6450
               (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
              AUTHORIZED TO RECEIVE NOTICE AND COMMUNICATIONS
                ON BEHALF OF THE PERSON(S) FILING STATEMENT)




                                  COPY TO:
                         KENNETH R. BLACKMAN, ESQ.
                  FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
                             ONE NEW YORK PLAZA
                          NEW YORK, NEW YORK 10004
                               (212) 859-8000

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          The Turner Corporation, a Delaware corporation (the "Company"), hereby further amends and supplements its Solicitation/Recommendation Statement on Schedule 14D-9, filed with the Securities and Exchange Commission on August 20, 1999, as amended by Amendment No. 1 thereto filed on August 23, 1999 (the "Schedule 14D-9"), which relates to the tender offer by Beta Acquisition Corp., a Delaware corporation (the "Offeror"), which is a wholly owned indirect subsidiary of HOCHTIEF AG, a German corporation (the "Parent").



ITEM 9. MATERIAL TO BE FILED AS EXHIBITS.

Exhibit No.    Document
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Exhibit 1      Agreement and Plan of Merger, dated as of August 16, 1999, among The Turner Corporation, and HOCHTIEF AG. (1)

Exhibit 2 Pages 1-14 of the Proxy Statement, dated May 7, 1999, of The Turner Corporation. (6)

Exhibit 3 Form of Stockholders Agreement, dated as of August 16, 1999, among certain directors and executive officers of The Turner Corporation, EBSPSW Holding AG, HOCHTIEF AG and Beta Acquisition Corp. (2)

Exhibit 4 Confidentiality Agreement, dated April 1, 1999, between The Turner Corporation and HOCHTIEF AG. (3)

Exhibit 5 Employment Agreement, dated as of June 9, 1999, between The Turner Corporation and Thomas C. Leppert. (6)

Exhibit 6 Employment Agreement, dated as of June 9, 1999, as supplemented, between The Turner Corporation and Thomas C. Leppert. (6)

Exhibit 7 Restricted Stock Unit Agreement, dated as of June 9, 1999, between The Turner Corporation and Thomas C. Leppert. (6)

Exhibit 8 Non-Qualified Stock Option Agreement for 50,000 Shares, dated June 9, 1999, between The Turner Corporation and Thomas C. Leppert. (6)

Exhibit 9 Non-Qualified Stock Option Agreement for 100,000 Shares, dated June 9, 1999, between The Turner Corporation and Thomas C. Leppert. (6)

Exhibit 10 Form of Change of Control Agreement, dated November 25, 1997, between The Turner Corporation and certain senior executives. (4)

Exhibit 11 Form of Change of Control Agreement, dated November 25, 1997, between The Turner Corporation and other executives. (5)

Exhibit 12 Letter Agreement, dated August 13, 1999, between The Turner Corporation and Karl Steiner Holding AG. (6)

Exhibit 13     Press release, dated August 16, 1999. (6)

Exhibit 14*    Opinion, dated August 13, 1999, of PaineWebber Incorporated. (6)

Exhibit 15* Letter to Stockholders from E. T. Gravette, Jr., dated August 20, 1999. (6)

Exhibit 16     Turner Electronic Newsletter, dated September 3, 1999.

Exhibit 17     Turner Electronic Newsletter, dated September 10, 1999.

Exhibit 18     Letter to Participants of The Turner Corporation Employee
               Stock Option Plan from State Street Bank and Trust Company. (7)

Exhibit 19 Letter to Participants of The Turner Corporation Employee Stock Option Plan from State Street Bank and Trust Company.

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* Included in copies of Schedule 14D-9 mailed to stockholders.
(1) Incorporated herein by reference to Exhibit (c)(1) of the Tender Offer Statement on Schedule 14D-1, dated August 20, 1999, as amended (the "Schedule 14D-1"), of the Parent and the Offeror.
(2) Incorporated herein by reference to Exhibit (c)(2) of the Schedule 14D-1 of the Parent and the Offeror.
(3) Incorporated herein by reference to Exhibit (c)(3) of the Schedule 14D-1 of the Parent and the Offeror.
(4) Incorporated herein by reference from Exhibit 10(g) to the Company's Form 10-K for the year ended December 31, 1998 (File No. 1-8719).
(5) Incorporated herein by reference from Exhibit 10(h) to the Company's Form 10-K for the year ended December 31, 1998 (File No. 1-8719).
(6)  As previously filed with Schedule 14D-9, dated August 20, 1999.
(7) Incorporated herein by reference to Exhibit (a)(13) of the Schedule 14D-1 of the Parent and the Offeror.
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                                 SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                                               THE TURNER CORPORATION.

Dated: September 13, 1999                   By  /s/ Donald G. Sleeman
                                               -----------------------------
                                               Donald G. Sleeman
                                               Senior Vice President,
                                               Chief Financial Officer and
                                               Chief Accounting Officer